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                                                                  Exhibit 99.80A


                                                                December 15,2005

Mr. John B. McCoy
RBC #3
919 Conestoga Road, Suite 112
Rosemont, PA 19087

          Re: NRM Investment Company
              ----------------------

Dear Mr. McCoy:

        This letter is to confirm the basis upon which you have retained Haverford Investment Management, Inc. ('Haverford,' 'we' or 'our'), as an Investment Manager.

        We shall invest and otherwise manage the assets for the NRM Investment Company (the 'Portfolio'). We shall make all decisions concerning purchases and sales and conversion privileges, subscription rights and other options which pertain to the Portfolio and of which we have received written notice, in accordance with the Haverford Municipal Fixed Income investment policy and guidelines set forth in the Appendix, unless otherwise notified by you. We will manage the Portfolio on the basis that requisite liquidity will be achieved by investment in accordance with the Haverford investment policy and guidelines and the NRM Investment Company prospectus. (Hereafter NRM Investment Company will be referred to as "NRM").

        Haverford shall, subject to the supervision of NRM, provide investment research, advice and supervision and shall furnish continuously an investment program for NRM consistent with the investment objectives and policies of NRM. Haverford shall determine, from time to time, what securities shall be purchased for the NRM Investment Company, what securities shall be held or sold by NRM and what portion of the NRM assets shall be held in cash and cash equivalents, subject always to the provisions of NRM's registration statement on Form N-1A under the 1940 Act and under the Securities Act of 1933 as amended, covering Fund shares, as filed with the Securities and Exchange Commission, and to the investment objectives, policies and restrictions of NRM, as shall be from time to time in effect. To carry out such obligations, Haverford shall exercise full discretion and act for NRM in the same manner and with the same force and effect as NRM itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary and incidental to the furtherance or conduct of such purchases, sales or transactions. No reference in this Agreement to Haverford having full discretionary authority over NRM's investments shall in any way limit the right of NRM, in its sole discretion, to establish or revise policies in connection with the management of NRM's assets or to otherwise exercise its right to control the overall management of the NRM Investment Company.

        Following the effective date of this agreement, you will pay Haverford the fees indicated in Schedule B to this agreement promptly after receipt of our respective invoice for such fees. We will send our invoice to the party named in the aforementioned section, after the end of the billing period. Such fees will be pro-rated for any portion of a billing period during which this agreement is in effect. Where a fee is based on asset value, such value shall be determined by Haverford, unless otherwise determined by the custodian specified below (the 'Custodian'), at the close of business on the last business day of the billing period.

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        You acknowledg that the management fees to he charged to you may differ from the fees charged to some other clients of Haverford based upon portfolio size, the relationship among portfolios, investment objectives, services rendered or available and other factors.

        Unless otherwise requested in writing by the Custodian, we will furnish you with schedules of the securities in the Portfolio on a quarterly basis. At your request and otherwise whenever we deem it appropriate, we will prepare and provide you with schedules of securities or statistical data regarding the activity and positions in the Portfolio.

        The Custodian shall retain possession of and have complete custodial responsibility for the assets managed by Haverford for the Portfolio. You shall cause the Custodian to maintain appropriate records as to the receipt and delivery of securities and the daily composition of the assets managed by Haverford for the Portfolio and to retain certificates or other evidence of ownership of such securities in a manner that will facilitate prompt effecting of securities transactions. The Custodian will be instructed by you to deliver securities sold and pay for securities purchased in accordance with copies of confirmations received by the Custodian and, if Haverford so requests, to settle transactions in amounts equal to any executions confirmed even though such an execution may represent only a part of a larger order. The Custodian shall be responsible for obtaining timely delivery of securities, and you shall direct the Custodian to send copies of settlement advice to Haverford.

        We shall arrange to have copies of confirmations of the portfolio transactions furnished to the Custodian, as well as to persons designated by you. You will instruct the Custodian to furnish Haverford on a timely basis notification of all changes in the Portfolio and an accurate listing of all securities and cash held in the Portfolio. The Custodian shall have sole responsibility for the investment of all cash balances.

        The Custodian of the Portfolio is:

                    First National Trust Company
                    532 Main Street
                    Johnstown, PA 15901

        Schedule. Check if applicable:
        --------

        [x] Custodian will furnish directly to client monthly transaction reports or investment summaries.

                      [x] Transaction Detail

                      [x] Investment Summary

        Valuation. Check if applicable:
        ---------

        [ ]   Custodian will furnish quarterly valuations.

        [x]   Haverford will furnish quarterly valuations.

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        You understand that Haverford will be acting in a similar capacity for other institutional and individual customers (including customers with discretionary accounts and customers with whom it may be affiliated) and that investments and reinvestments for the Portfolio may differ from those made or recommended with respect to other portfolios and customers even though the investment objectives may be the same or similar.

        We may, in our sole discretion, place orders for the purchase, sale or exchange of securities with such brokers and dealers as we deem appropriate. We will strive to provide institutional execution through a broad network of national and regional municipal broker/dealers. We will seek to obtain the best net price and most favorable execution of orders. We do not expect to utilize any one particular broker/dealer. However, to the extent that the execution and price offered by more than one broker-dealer are comparable, the firm may, in its discretion, effect transactions in the account with broker-dealers who provide supplemental investment research in support of client objectives. We have the authority to select markets on or in which any transaction is executed. Order related transaction costs will be charged to the Account when applicable.

        We are not obligated to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Account, so long as we reasonably believe that the broker or dealer selected can be expected to obtain best execution' market price on the particular transaction and determine in good faith that the commission cost is reasonable in relation to the value of the brokerage, research services and other services (including services benefiting the Account) provided to us by the broker or dealer.

        You represent and warrant that you are authorized to enter into this agreement, that the engagement of Haverford as described herein is authorized by law and by and that there are no restrictions or limitations on the investment of the assets, their management or any other activity contemplated by this agreement other than as may be set forth in Schedule B to this agreement. You shall indemnify Haverford and hold it harmless against any and all losses, costs, claims and liabilities which it may suffer or incur arising out of a breach of such representations and warranties.

        With proper notification from the custodian, we shall be responsible for the tendering of securities or interest coupons in response to offers, calls or redemptions or with respect to the exercise of conversion rights, subscription rights or other options relating to the Portfolio.

        We shall have no obligation to seek to obtain any material non-public information about any issuer of securities, or to purchase or sell, or to recommend for purchase or sale, for the Portfolio the securities of any issuer on the basis of any such information as may come into our possession.

        This agreement may not be amended except by a writing signed by both of the parties hereto. You may terminate this Agreement at any time by written notice to Haverford, and we may terminate this Agreement upon 30 days written notice. Fees due will be prorated to the date of termination specified in the notice.

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        Haverford is registered with the SEC as an investment adviser pursuant to the Investment Advisers Act of 1940 (the "Act"). As such, Haverford is subject to the rules of the SEC issued pursuant to the Act, and nothing in this Agreement shall operate to waive or reduce any rights you may have under the Act and any SEC rules. This Agreement will be deemed automatically amended from time to time as necessary to comport to any requirements of the Act. This Agreement cannot be assigned.

        Schedule B may be revised by mutual consent from time to time and shall constitute an amendment to this agreement replacing the then current Schedule B when and as initialed for identification by the parties and attached hereto.

        You acknowledge receipt of a written disclosure of our policies and practices with regard to (a) disclosing nonpublic personal information to affiliates and nonaffiliated third parties, including the categories of information that may be disclosed, (b) disclosing the nonpublic personal information of former clients, and (c) protecting the nonpublic personal information of consumers. You also acknowledge that we are required by law to check certain information provided by you to us to confirm that we are able to offer the account services to you.

        Any controversy arising out of or relating to this Agreement shall be finally settled by arbitration in Philadelphia, Pennsylvania, in accordance with the rules then in effect, of the American Arbitration Association. This agreement to arbitrate does not constitute a waiver by the undersigned of the right to seek a judicial forum where such a waiver would be void under the federal securities laws.

        The effective date of this agreement is January 1, 2006.

        If the agreement set forth herein is acceptable to you, please so indicate by signing the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and Haverford as of the date of such acceptance, and return it to the undersigned.

                                         Sincerely,

                                         Haverford Investment Management, Inc.


                                         --------------------------------------
                                         Joseph J. McLaughlin, Jr.
                                         President



                                         --------------------------------------
                                         John R. McCoy, President and Chairman


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                    SCHEDULE B - SPECIFIC CLIENT INFORMATION

        The persons authorized to give consents, approvals and otherwise bind the Portfolio in all respects are each of the individuals listed below or, if none is indicated, each of the individuals signing this agreement, each of whom may act alone: John H. McCoy, President and Chairman

II.     Type of Portfolio: Municipal Fixed Income
                           ----------------------


III. Haverford will manage the fund according to the Investment policy, investment guidelines and investment restrictions as identified in the NRM Investment Company Form N-la

IV. Directed holds (Until notified in writing to the contrary, we are indemnified from any liability or loss resulting from holding the following assets in the Portfolio):

400,000 UBS AG JERSEY BRW MTN BOOK ENT
         0% Feb 28 2006

250,000 UBS AG JERSEY BRH MTN BOOK ENT
        0% Mar 31 2008

750,000 UBS AG JERSEY BRH MTN BOOK ENT
        0% Jun 30 2006

V.      The annual fee shall be:

        Three tenths of one percent (.30%) on all of the assets under management, based on the quarterly valuations.

Who is to be billed:      Mr. John. H. McCoy
                          RBC #3
                          919 Conestoga Road, Suite 112
                          Rosemont, PA 19087

VI. Haverford shall (unless this box [ ] is checked) vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested from time to time provided that Haverford receives sufficient notice of meeting and proxy material.

        Attached to and forming part of an Agreement dated: December 15,2005.

INITIALED FOR IDENTIFICATION:

HAVERFORD:                                CLIENT:


---------------------------               -------------------------------------
                                          John H. McCoy, President and Chairman



                                          --------------------------------------
                                          Tax ID. for Account


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                                    APPENDIX

                   HAVERFORD INVESTMENT POLICY AND GUIDELINES

FIXED INCOME -MUNICIPAL. BOND
We employ an active management style that seeks to provide clients with attractive risk adjusted returns while attempting to preserve capital and income in different market environments. Our fixed income philosophy maintains that intermediate securities or portfolio structures that mirror intermediate duration securities provide the best risk adjusted returns over the long term. We seek to purchase municipal securities exhibiting strong economic fundamentals, supportive structural characteristics and rational valuations that 'A' rated or better, with most rated 'AAA' as they are insured. We utilize various coupon strategies in different market environments that reflect a coupon's price sensitivity to changes in market yields. Finally, we recognize that the compounding effect of coupon income is traditionally the largest contributor to fixed income performance.



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                                   EXHIBIT I

                               PORTFOLIO HOLDINGS

             (Please List or Attach a current Statement of Assets)



To be obtained from custodian.